EXHIBIT 21.1 - SUBSIDIARIES OF DIAMOND HILL INVESTMENT GROUP, INC.

Subsidiary                                              State of Incorporation
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Diamond Hill Capital Management, Inc.                   Ohio
Diamond Hill Securities, Inc.                           Ohio